Exhibit 99.4

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

This Amended and Restated Purchase and Sale Agreement (this “Agreement”), dated as of February 22, 2021 (the “Effective Date”), is entered into among Acuitas Group Holdings, LLC, a California limited liability company (“Acuitas”), Crede Capital Group, LLC, a Delaware limited liability company (“Crede”), Crede Capital LLC, a Delaware limited liability company (“NewCo”), X, LLC a Delaware limited liability company (“XLLC”), and, solely for purposes of Section 5.01, Ramy El-Batrawi, an individual (“RE”). For the purposes of this Agreement, Crede, NewCo, XLLC and RE are sometimes collectively referred to as the “Parties” and each separately referred to as a “Party”.

RECITALS

WHEREAS, Acuitas, Crede, XLLC and RE are party to that certain Purchase and Sale Agreement, dated as of February 3, 2021 (the “Prior Agreement”);

WHEREAS, Acuitas is the founder, sole member and sole owner of all of the limited liability company membership interests of Crede, a single member limited liability company, and Crede is the sole member and sole owner of all of the limited liability company membership interests of NewCo, a single member limited liability company;

WHEREAS, NewCo is the sole owner of that certain 1988 McDonnell Douglas MD87 aircraft bearing manufacturer’s serial #49670 and FAA registration #N168CF (the “Aircraft”); and

WHEREAS, Ramy El-Batrawi is the founder, sole member and sole owner of XLLC, a single member limited liability company; and

WHEREAS, XLLC is the registered owner of 8,297,195 shares of common stock (the “Rideshare Common Stock”) of Rideshare Rental, Inc., a publicly listed Delaware corporation, trading on the OTCQX under the ticker symbol “YAYO” (“Rideshare Rental”); and

WHEREAS, XLLC is the registered owner of 560 units of the limited liability company membership interests of PDQ Pickup, LLC, a private Delaware limited liability company (“PDQ Pickup”), which units represent a 47.14% ownership interest in PDQ; and

WHEREAS, Crede wishes to sell, transfer and assign his right, title and interest in and to 100 units of limited liability company membership interests of NewCo (the “NewCo Interests”) to XLLC, which represent all of the limited liability company membership interests of NewCo, and XLLC wishes to acquire all of the NewCo Interests; and

WHEREAS, XLLC wishes to sell, transfer and assign Six Million (6,000,000) shares of Rideshare Common Stock and 238 units of PDQ Pickup, which represent a 20% equity interest in PDQ Pickup (the “PDQ Interests”), to Acuitas, in exchange for one hundred percent (100%) of the NewCo Interests and a loan made by Acuitas to XLLC in the principal amount of Two Million United States Dollars ($2,000,000), subject to the terms and conditions set forth herein;

WHEREAS, each of Acuitas, Crede, NewCo, XLLC and RE desires to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Prior Agreement in its entirety as follows:

ARTICLE I

PURCHASE AND SALE

1.01       Purchase and Sale. Subject to the terms and conditions set forth herein the Parties agree as follows:

(a)       At the Closing (as defined below), XLLC shall sell, assign, transfer, convey and deliver to Acuitas (i) all of XLLC’s right, title and interest in and to Six Million (6,000,000) shares of Rideshare Common Stock (the “Rideshare Stock”), and (ii) all of XLLC’s right, title and interest in and to 238 units of PDQ, which represent 20% of the outstanding membership interests of PDQ (the “PDQ Interests,” and together with the Rideshare Stock, collectively, the “Purchased Securities”), and Acuitas shall purchase from XLLC all of XLLC’s right, title and interest in and to the Rideshare Stock and the PDQ Interests, all free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), other than Encumbrances created by or through Acuitas, in exchange for the consideration set forth in Section 1.01(b) below.

(b)       As consideration and in exchange for the Rideshare Stock and the PDQ Interests, (i) Crede shall sell, assign, transfer, convey and deliver to XLLC all of Crede’s right, title and interest in and to the NewCo Interests, all free and clear of any Encumbrance (other than Encumbrances created by or through XLLC), and (ii) Acuitas shall loan XLLC the principal amount of Two Million United States Dollars ($2,000,000) (the “Loan”), pursuant to a promissory note in the form of Exhibit A in favor of Acuitas (the “Note”), which (A) shall be paid in four (4) equal tranches, with the payment of the first tranche of $500,000 being made on the Closing Date (the “Initial Loan Payment”), and with three payments of $500,000 being made monthly thereafter, and (B) shall be a non-interest bearing balloon loan that matures eighteen (18) months following the Closing Date; provided, however, that if the volume weighted average price per share of the Rideshare Common Stock (measured cumulatively over any consecutive thirty (30) day trading period during the term of the Loan) equals or exceeds ten dollars ($10) per share, Acuitas shall forgive payment of the Loan pursuant to the terms of the Note. The Parties hereby acknowledge and agree that the consideration to be paid with respect to the Rideshare Stock transferred pursuant to this Agreement as of the date hereof is $1.00 per share of Rideshare Stock. For purposes of this Agreement, “Permitted Encumbrances” means (a) Encumbrances for taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (b) statutory or contractual Encumbrances of landlords, (c) Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and similar Encumbrances incurred in the ordinary course of business, (d) Encumbrances that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, (e) Encumbrances with respect to the properties or assets of NewCo that do not singly or in the aggregate materially detract from the value of the property or materially detract from or interfere with the use of property in the ordinary course, and (f) Encumbrances created by or through XLLC.

1.02       No Liabilities/Assumption of Liabilities. Subject to the terms and conditions set forth herein, the Parties agree that the Purchased Securities and the Purchased Assets shall be transferred and delivered to the respective Parties free and clear or all Encumbrances (other than, in the case of the Purchased Assets, Permitted Encumbrances). XLLC shall not assume any liabilities or obligations of Acuitas or Crede of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (except with respect to the Aircraft). Neither Acuitas nor Crede shall assume any liabilities or obligations of XLLC of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

ARTICLE II

CLOSING

2.01       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) of this Agreement and all other transaction documents to be delivered in accordance with this Agreement (the “Transaction Documents”), or by physical deliveries at the offices of Withers Bergman, LLP, located at 1925 Century Park East, Suite 400, Los Angeles, California 90067, on a date which shall be three (3) Business Days following the satisfaction of all conditions to the obligations of the respective Parties to consummate the Closing (other than those conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date. For purposes of this Agreement, “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or required by law to be closed for business.

2.02       Conditions Precedent to the Parties’ Obligation to Close. The following shall be conditions precedent to the Parties’ obligation to close the transactions contemplated by this Agreement:

(a)       All Parties and Persons (as defined below) related to the transaction (including, without limitation, Rideshare Rental and PDQ Pickup) shall have made all appropriate regulatory filings, notifications, registrations, applications, declarations, submissions (including securities filings) and all necessary consents required in connection with the execution, delivery and performance of this Agreement or any other Transaction Document or consummation of any transaction contemplated hereunder or thereunder by the Parties shall have been made or obtained and shall be in full force and effect, and all applicable time periods related thereto shall have run to permit the closing of the transactions contemplated hereby in accordance with applicable law.

(b)       No Action (as defined below) shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of XLLC to own the NewCo Interests and to control NewCo, (iv) affect adversely the right of NewCo to own the Aircraft, or (v) affect adversely the right of Acuitas or Crede to own the Purchased Securities.

(c)       No event or circumstance shall have occurred with respect to Rideshare Rental, which is adverse and material to Rideshare Rental.

2.03       Conditions Precedent to XLLC’s Obligation to Close. The following shall be conditions precedent to XLLC’s obligation to close the transactions contemplated by this Agreement:

(a)       All of Acuitas’s and Crede’s warranties, covenants and representations made herein shall be true, accurate and correct on the Closing Date and when made on the date of the execution of this Agreement;

(b)       Acuitas shall have made the Initial Loan Payment;

(c)       All Consents (as defined below) set forth on Section 3.03 of the Disclosure Schedule shall have been obtained or waived (other than the FAA Filings); and

(d)       XLLC shall have been afforded the opportunity to request information regarding NewCo and its operations to confirm that NewCo has no material liabilities, obligations or commitments (other than related to the Aircraft).

2.04       Conditions Precedent to Acuitas’s and Crede’s Obligation to Close. The following shall be conditions precedent to Acuitas’s and Crede’s obligation to close the transactions contemplated by this Agreement:

(a)       All of XLLC’s warranties, covenants and representations made herein shall be true, accurate and correct on the Closing Date and when made on the date of the execution of this Agreement;

(b)       XLLC shall have executed and delivered the Note to Acuitas;

(c)        Waiver of tag-along rights with respect to PDQ Interests, in form and substance reasonably satisfactory to Acuitas;

(d)       PDQ board consent approving the transfer of the PDQ Interests, in form and substance reasonably satisfactory to Acuitas;

(e)        The FAA Filings shall have been properly filed simultaneously with the Closing;

(f)       XLLC will have delivered or caused to be delivered to Acuitas the Guaranty (as defined below), duly executed by RE, which shall be in full force and effect as of the Closing;

(g)       Prior to the Closing, the Board of Directors of Rideshare Rental (the “RR Board”) shall have taken appropriate action, in accordance with the By-Laws of Rideshare Rental and applicable law, to expand the size of its RR Board so that its seven (7) members as of the Closing, and at the Closing TP shall be duly appointed to the RR Board as its Executive Chairman. In addition, at the Closing the expanded seven (7) member RR Board shall be fully constituted such that the RR Board shall include TP and three (3) additional new members (in addition to TP) who have been proposed by TP and agreed and approved by both TP and the directors serving on the RR Board immediately prior to the Closing, also in accordance with the By-Laws of Rideshare Rental and applicable law; and

(h)       As of the Closing, the limited liability company operating agreement of PDQ Pickup shall have been amended to the satisfaction of Acuitas, (i) such that Acuitas is not a “Restricted Holder,” (ii) such that, at any time after the Closing, by written notice by Acuitas, the board of managers of PDQ Pickup will, upon such written notice and thereafter, be constituted as seven (7) members, four (4) of whom shall be designated by Acuitas from time to time, and Acuitas shall have the right at any time thereafter to designate, remove and replace any of its designees, and (iii) in such other manner as agreed to by the Parties.

2.05       Closing Deliverables of Acuitas. At the Closing, Acuitas or Crede, as the case may be, shall deliver to XLLC the following:

(a)       the Initial Loan Payment, by wire transfer of immediately available funds pursuant to wire instructions provided by XLLC;

(b)       an assignment from Crede transferring to XLLC the NewCo Interests;

(c)       copies of all Consents referred to in Section 3.03 of the Disclosure Schedules (other than the FAA Filings);

(d)       a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that neither Acuitas nor Crede is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code duly executed by Acuitas and Crede;

(e)       a copy of the Certificate of Formation of Newco, certified by the Delaware Secretary of State; and

(f)       such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to XLLC, as may be required to give effect to this Agreement, including, without limitation, the transfer of the Aircraft.

2.06       Closing Deliverables of XLLC. At the Closing, XLLC shall deliver to Acuitas the following:

(a)       the Note, executed by XLLC;

(b)       stock certificates or DWAC transfer, representing the Rideshare Stock registered in the name of Acuitas, free and clear of all Encumbrances;

(c)       evidence of the transfer of the PDQ Interests to Acuitas, free and clear of all Encumbrances and approval and consent to such transfer by PDQ Pickup;

(d)       delivery of an Acceptance Certificate to Crede with respect to the Aircraft, in the form set forth in Exhibit B attached hereto and incorporated by reference herein;

(e)       a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that XLLC is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code duly executed by XLLC;

(f)       a guaranty executed by RE in favor of Acuitas (the “Guaranty”), in form and substance reasonably satisfactory to RE and Acuitas; and

(g)       such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Acuitas, as may be required to give effect to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACUITAS AND CREDE

Acuitas and Crede, jointly and severally, represent and warrant to XLLC that the statements contained in this Article III are true and correct as of the date hereof and shall be true and correct as of the Closing Date. For purposes of this Article III, “Acuitas’s knowledge,” “knowledge of Acuitas” and any similar phrases shall mean the actual knowledge of Terren Peizer, an individual (“TP”), after due inquiry.

3.01       Validity; Enforcement. This Agreement and the Transaction Documents to be delivered hereunder have been duly executed and delivered by Acuitas, Crede and NewCo, and (assuming due authorization, execution and delivery by XLLC) this Agreement and the Transaction Documents to be delivered hereunder constitute legal, valid and binding obligations of Acuitas, Crede or NewCo, as the case may be, enforceable against Acuitas, Crede or NewCo, in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.02       Organization and Authority. NewCo is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Acuitas, Crede and NewCo has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Acuitas, Crede and NewCo of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Acuitas, Crede and NewCo, as the case may be.

3.03       No Conflicts; Consents. Subject to compliance with and filings under certain federal and state securities laws and the running of applicable time periods with respect thereto and except as set forth in Section 3.03 of the Disclosure Schedule, the execution, delivery and performance by Acuitas, Crede and NewCo of this Agreement and the Transaction Documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of formation and operating agreement of NewCo; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acuitas, Crede, NewCo or the Purchased Assets (as defined below); (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Acuitas, Crede or NewCo is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on any of the Purchased Assets. Subject to compliance with and filings under certain federal and state securities laws and the running of applicable time periods with respect thereto and except as set forth in Section 3.03 of the Disclosure Schedule, no consent, approval, waiver or authorization (collectively, “Consents”) is required to be obtained by Acuitas, Crede or NewCo from any Person, including any governmental authority, in connection with the execution, delivery and performance by Acuitas, Crede and NewCo of this Agreement and the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental authority or any department or agency thereof.

3.04       NewCo Interests. Crede is the holder of record and beneficial owner of the NewCo Interests, and the NewCo Interests are free and clear of any and all restrictions on transfer, taxes or Encumbrances. Crede has the sole voting power and the sole power of disposition and sole power to agree to all matters set forth in this Agreement with respect to the NewCo Interests, with no limitations, qualifications or restrictions on such rights and powers. There are no pending Actions (as defined below) against Acuitas or Crede affecting the NewCo Interests or the right of Acuitas or Crede to execute, deliver and perform its obligations under this Agreement or the Transaction Documents to which Acuitas or Crede is a party. Upon consummation of the transactions contemplated by this Agreement, XLLC shall own all of the NewCo Interests, free and clear of all Encumbrances (other than Encumbrances created by or through XLLC). There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interests of NewCo or obligating Crede or NewCo to issue or sell any membership interests in Crede.

3.05       Title to Purchased Assets. All of the assets of NewCo are set forth on Schedule 3.05 of the Disclosure Schedule. NewCo owns and has good title to all of the assets of NewCo, including, without limitation, the Aircraft (collectively, the “Purchased Assets”), free and clear of all Encumbrances (other than Permitted Encumbrances).

3.06       Undisclosed Liabilities. Other than with respect to the Aircraft, NewCo has no material liabilities, obligations or commitments, except (a) those which have been disclosed to XLLC, and (b) those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

3.07       Proceedings. Except as set forth in Section 3.07 of the Disclosure Schedule, there is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Acuitas’s knowledge, threatened against or by Acuitas, Crede or NewCo (a) relating to or affecting the Purchased Assets, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.08      Taxes.      All Tax Returns (as defined below) required to be filed on or before the Closing Date by NewCo have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes (as defined below) due and owing by NewCo (whether or not shown on any Tax Return) have been, or will be, timely paid. No claim has been made by any taxing authority in any jurisdiction where NewCo does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of NewCo. For purposes of this Agreement, (i) “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; and (ii) “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.09       Non-foreign Status. Neither Acuitas nor Crede is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

3.10       OFAC Compliance. Acuitas, Crede and NewCo are in compliance in all material respects with all laws and regulations applicable to each of them respectively including, without limitation, ensuring that no Person who owns a controlling interest in or otherwise controls NewCo is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders or (iii) is a person with whom a U.S. person is prohibited from transacting business of the type contemplated by this Agreement.

3.11       USA PATRIOT Act. Acuitas, Crede and NewCo are in compliance with any and all applicable provisions of the USA PATRIOT Act of 2001, Pub. L. No. 107-56. Acuitas, Crede and NewCo are in compliance with, and have not previously violated, the USA PATRIOT Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, without limitation, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

3.12       Anti-Money Laundering. No portion of the Loan is derived from activities prohibited under, or in violation of anti-money laundering laws, meaning those laws, regulations and sanctions, state and federal, criminal and civil, that (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (iii) require identification and documentation of the parties with whom a financial institution conducts business; or (iv) are designed to disrupt the flow of funds to terrorist organizations.

3.13       No Public Sale or Distribution. Acuitas (i) is acquiring the Purchased Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “Securities Act”). Acuitas does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchased Securities in violation of applicable securities laws.

3.14       Accredited Investor Status. At the time Acuitas was offered the Purchased Securities, it was, and at the date hereof it is, an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Acuitas agrees to furnish any additional information reasonably requested by XLLC or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Securities.

3.15       Reliance on Exemptions. Acuitas understands that certain of the Purchased Securities (specifically, the PDQ Interests) are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that PDQ Pickup is relying in part upon the truth and accuracy of, and Acuitas’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Acuitas set forth herein in order to determine the availability of such exemptions and the eligibility of Acuitas to acquire the Purchased Securities.

3.16       No Governmental Review. Acuitas understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchased Securities or the fairness or suitability of the investment in the Purchased Securities nor have such authorities passed upon or endorsed the merits of the offering of the Purchased Securities.

3.17       Transfer or Resale. Acuitas understands that (a) the PDQ Interests are “restricted securities” and have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered thereunder, (ii) Acuitas shall have delivered to PDQ Pickup (if requested by PDQ Pickup) an opinion of counsel, in a form reasonably acceptable to PDQ Pickup, to the effect that such PDQ Interests to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (iii) Acuitas provides PDQ Pickup with reasonable assurance that such PDQ Interests can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (b) any sale of the PDQ Interests made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the PDQ Interests under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) promulgated thereunder; and (c) neither PDQ Pickup nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

3.18       Investment Intent. Acuitas is acquiring the PDQ Interests as principal for its own account and not with a view to, or for distributing or reselling such PDQ Interests or any part thereof in violation of the Securities Act or any applicable state securities law. Acuitas presently has no any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the PDQ Interests (or any securities which are derivatives thereof) to or through any person or entity.

3.19       General Solicitation. Acuitas is not purchasing the Purchased Securities as a result of any advertisement, article, notice or other communication regarding the Purchased Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement or solicitation.

3.20       Experience. Acuitas has such knowledge, skill and experience in business, financial and investment matters that Acuitas is capable of evaluating the merits and risks of an investment in the Purchased Securities. With the assistance of Acuitas’s own professional advisors, to the extent that Acuitas has deemed appropriate, Acuitas has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Purchased Securities and the consequences of this Agreement. Acuitas has considered the suitability of the Purchased Securities as an investment in light of his own circumstances and financial condition, and Acuitas is able to bear the risks associated with an investment in the Purchased Securities, and, at the present time, are able to afford a complete loss of such investment.

3.21       Disclosure.

(a)       Acuitas is an existing shareholder of Rideshare Rental, is familiar with the business of Rideshare Rental and has been afforded the opportunity to review Rideshare Rental’s filings with the SEC, which are available to Acuitas via the SEC’s EDGAR database. Acuitas has been afforded the opportunity to ask questions of Rideshare Rental’s management and review Rideshare Rental’s business and operations prior to the execution of this Agreement.

(b)       Acuitas is an existing member of PDQ Pickup, is familiar with the business of PDQ Pickup, and has been afforded the opportunity to ask questions of PDQ Pickup’s management and review PDQ Pickup’s business and operations prior to the execution of this Agreement.

(c)       Acuitas has had access to such information concerning the Rideshare Rental, PDQ Pickup and the Purchased Securities as it deems necessary to enable it to make an informed investment decision concerning the purchase of the Purchased Securities. Acuitas has conducted to its satisfaction an independent investigation and verification of the condition (including, operating, environmental and financial condition), results of operations, assets, liabilities, properties and projected operations of Rideshare Rental and PDQ and any of their respective businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, Acuitas and each of its Non-Recourse Parties have relied solely on the results of such independent investigation and verification.

 (d)        Acuitas understands and accepts that the purchase of the Purchased Securities involves various risks and represents that it is able to bear any loss associated with an investment in the Purchased Securities.

(e)       Acuitas confirms that it is not relying on any communication (written or oral) of XLLC, Ramy El-Batrawi, Rideshare Rental, or PDQ Pickup or any of their respective affiliates, as investment or tax advice or as a recommendation to purchase the Purchased Securities. Nothing herein shall be considered investment or tax advice or a recommendation to purchase the Purchased Securities, and that none of XLLC, Ramy El-Batrawi, Rideshare Rental, or PDQ Pickup nor any of their respective affiliates is acting or has acted as an advisor to Acuitas in deciding to invest in the Purchased Securities. Acuitas acknowledges that none of XLLC, Ramy El-Batrawi, Rideshare Rental, or PDQ Pickup nor any of their respective affiliates has made any representation regarding the proper characterization of the Purchased Securities for purposes of determining Acuitas’s authority to invest in the Purchased Securities.

(f)       Acuitas understands that no federal or state agency has passed upon the merits or risks of an investment in the Purchased Securities or made any finding or determination concerning the fairness or advisability of Acuitas’s investment in the Purchased Securities.

(g)       Acuitas represents that it is not relying on (and will not at any time rely on) any communication (written or oral) of Rideshare Rental, PDQ Pickup or XLLC, as investment advice or as a recommendation to purchase the Purchased Securities, it being understood that information and explanations related to the terms and conditions of the Purchased Securities and the other transaction documents that are described in this Agreement shall not be considered investment advice or a recommendation to purchase the Purchased Securities.

(h)       Acuitas confirms that none of XLLC, Rideshare Rental or PDQ Pickup has (i) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Purchased Securities or (ii) made any representation to the undersigned regarding the legality of an investment in the Purchased Securities under applicable legal investment or similar laws or regulations.

3.22       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acuitas.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF XLLC

XLLC represents and warrants to Acuitas and Crede that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “XLLC’s knowledge,” “knowledge of XLLC” and any similar phrases shall mean the actual knowledge of any director or officer of XLLC, after due inquiry.

11

4.01       Organization and Authority of XLLC; Enforceability. XLLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. XLLC has full limited liability company power and authority to enter into this Agreement and the Transaction Documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by XLLC of this Agreement and the Transaction Documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of XLLC. This Agreement and the Transaction Documents to be delivered hereunder have been duly executed and delivered by XLLC, and (assuming due authorization, execution and delivery by Acuitas, Crede and NewCo) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of XLLC enforceable against XLLC in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

4.02       No Conflicts; Consents. The execution, delivery and performance by XLLC of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of formation or operating agreement XLLC; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to XLLC. No consent, approval, waiver or authorization is required to be obtained by XLLC from any Person (including any governmental authority) in connection with the execution, delivery and performance by XLLC of this Agreement and the consummation of the transactions contemplated hereby.

4.03       Purchased Securities. XLLC is the holder of record and beneficial owner of the Rideshare Stock and the PDQ Interests (which represents a 20% equity interest in PDQ Pickup) and the Rideshare Stock and the PDQ Interests are free and clear of any and all restrictions on transfer, taxes or Encumbrances. XLLC has the sole voting power and the sole power of disposition and sole power to agree to all matters set forth in this Agreement with respect to the Purchased Securities, with no limitations, qualifications or restrictions on such rights and powers. There are no pending Actions against XLLC affecting the Purchased Securities or the right of XLLC to execute, deliver and perform its obligations under this Agreement or the Transaction Documents to which XLLC is a party. Upon consummation of the transactions contemplated by this Agreement, Acuitas shall own the Purchased Securities, free and clear of all Encumbrances (other than Encumbrances created by or through Acuitas).

4.04       Proceedings. There is no Action of any nature pending or, to XLLC’s knowledge, threatened against or by XLLC that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.05       Investment Representation. XLLC is acquiring the NewCo Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any applicable securities laws.

4.06       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of XLLC.

ARTICLE V

COVENANTS

5.01       Rideshare Governance. If the Closing is to occur, then as of the Closing, RE agrees to resign as Chief Executive Officer of Rideshare Rental and as a director of Rideshare Rental and the RR Board shall take such action to elect Steven Sanchez as the interim Chief Executive Officer of Rideshare Rental, to take effect upon the resignation of RE, and TP as Executive Chairman of Rideshare Rental. If the Closing is to occur, then as of the Closing, TP agrees that, if he is so elected by the Board of Directors of Rideshare Rental, he will accept the position as Executive Chairman.

5.02       Uplisting and Equity Financing. If the Closing is to occur, then after the Closing, TP in his role as Executive Chairman of Rideshare Rental will use reasonable efforts to, within six (6) months of the date of this Agreement, work with Rideshare Rental (i) to cause the uplisting of Rideshare Common Stock to NASDAQ or the NYSE, and (ii) to raise at least $10,000,000 in gross proceeds from an equity financing.

5.03       Public Announcements. Unless otherwise required by applicable law, stock exchange requirements, or as necessary to obtain legal, tax, regulatory, reporting or other professional advice related to the transaction, none of the Parties shall make any public announcements regarding this Agreement or the transactions contemplated hereby (including the existence of negotiations or the identity of the Parties hereto) without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed).

5.04       Further Assurances. Following the Closing, each of the Parties hereto shall execute and deliver any and all additional documents, agreements, notices, instruments, conveyances, assurances or other writings or communications, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

5.05       Acknowledgment by XLLC.

(a)       As of the Closing, XLLC and its representatives have been afforded the opportunity to request any and all information regarding NewCo and its operations that XLLC and its representatives have desired to see or review to enable XLLC to make an informed investment decision concerning the transactions contemplated hereby, and XLLC and its representatives have been furnished with or given full and complete access to such information about NewCo and its operations as they have requested. XLLC is knowledgeable about the industries in which NewCo operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. XLLC has conducted to its satisfaction an independent investigation and verification of the condition (including, operating, environmental and financial condition), results of operations, assets, liabilities, properties and projected operations of NewCo and any of its joint ventures and businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, XLLC and each of its Non-Recourse Parties have relied solely on the results of such independent investigation and verification and on the representations and warranties of Acuitas and Crede expressly and specifically set forth in Article III. Notwithstanding any other provision of this Agreement to the contrary, to the extent that XLLC or RE has, as of the date hereof, any knowledge of any fact, event, circumstance or information relating to the Aircraft (“Known Information”), XLLC and RE shall be deemed to have accepted such Known Information and no such Known Information shall be a basis for any claim of inaccuracy in or breach or non-fulfillment of any of the representations or warranties, covenants or obligations of Acuitas, Crede or NewCo contained in this Agreement.

(b)       XLLC acknowledges and agrees that (i) the representations and warranties of Acuitas and Crede expressly and specifically set forth in Article III and the other covenants, agreements and undertakings of Acuitas and Crede expressly and specifically set forth herein are the sole and exclusive representations, warranties, covenants, agreements and undertakings of Acuitas and Crede relating to or made in connection with the transactions contemplated by this Agreement, (ii) neither Acuitas nor Crede, nor any of their respective subsidiaries, nor any of their respective Non-Recourse Parties has made, is making or will make, any promises, representations, warranties, covenants, agreements, or undertakings, express or implied, in connection with the transactions contemplated by this Agreement or the Transaction Documents (other than as expressly set forth in this Agreement and the Transaction Documents) and neither XLLC nor any of its Non-Recourse Parties has relied on, is relying on, or will rely on, or has entered into this Agreement or the Transaction Documents, as applicable, in reliance on, and each of them hereby expressly disclaims, any promise, representation, warranty, covenant, agreement or undertaking which is not expressly set forth in this Agreement or the Transaction Documents, (iii) no Person has been authorized by Acuitas or Crede or any of their respective subsidiaries to make any representation or warranty relating to any of Acuitas, Crede or any of their respective subsidiaries or otherwise in connection with the transactions contemplated by this Agreement or the Transaction Documents (except as expressly set forth in this Agreement and the Transaction Documents) and, if made, such representations and warranties were not relied upon, and will not be relied upon, by XLLC or any of its Non-Recourse Parties and are hereby expressly disclaimed, and (iv) any claims any XLLC Indemnified Party may have for breach of any representation or warranty shall be based solely on the representations and warranties of Acuitas and Crede expressly and specifically set forth in Article III. XLLC is otherwise acquiring NewCo and its businesses and assets on an “AS IS, WHERE IS” basis. Without in any way limiting the generality of the foregoing, XLLC acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that XLLC is familiar with such uncertainties, that XLLC is taking full responsibility for making its own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) XLLC and its Non-Recourse Parties in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information).

5.06       FAA Filings.  Promptly following the Closing, each of NewCo and XLLC shall (i) execute, complete and cause to be filed with the Federal Aviation Administration Civil Aircraft Registry, Aircraft Registration Branch (the “Registry”), an Aircraft Registration Application for the Aircraft in the name of Newco, as registrant, (ii) execute, complete and cause to be filed a Statement in Support of Registration of a United States Civil Aircraft in the Name of a Limited Liability Company (an “LLC Statement”) setting forth information regarding (a) the date and jurisdiction of its formation, (b) the identity and citizenship of each of its managers and members and (c) the method of the management of such company, and (iii) cause to be filed such other supporting LLC Statements and/or other documentation as are necessary to effect the registration of the Aircraft, in each case, in form and substance satisfactory for filing with the Registry (collectively, the “FAA Filings”).

ARTICLE VI

INDEMNIFICATION

6.01       Survival. All representations and warranties contained in, or arising out of, this Agreement shall survive the Closing hereunder for a period of twelve (12) months after the Closing Date and shall expire thereafter and no claim may be brought by any XLLC Indemnified Party or any Acuitas Indemnified Party thereafter with respect thereto. All covenants and agreements contained herein to be performed prior to or at the Closing will expire at Closing and no claim may be brought by any XLLC Indemnified Party or any Acuitas Indemnified Party thereafter with respect thereto. All covenants and agreements contained herein which by their terms are to be performed (or which prohibit actions) subsequent to the Closing Date will survive the Closing in accordance with their terms, provided that the right of a XLLC Indemnified Party or a Acuitas Indemnified Party, as applicable, to make a claim for any breach or nonfulfillment of any such covenant or agreement shall survive for a period of two (2) years following such breach or nonfulfillment and no claim may be brought thereafter with respect thereto.

6.02       Indemnification by Acuitas and Crede. Acuitas and Crede shall, jointly and severally, defend, indemnify and hold harmless RE, XLLC, its members, managers, directors, officers, employees, agents and affiliates and their respective stockholders, members, partners, directors, officers, employees and agents (the “XLLC Indemnified Parties”) from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (“Loss”), arising from or relating to:

(a)       any inaccuracy in or breach of any of the representations or warranties of Acuitas or Crede contained in Article III of this Agreement or any Transaction Document to be delivered hereunder; or

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Acuitas or Crede pursuant to this Agreement or any Transaction Document to be delivered hereunder, in each case, to the extent performance or fulfillment thereof is required by its terms to be accomplished after the Closing.

6.03       Indemnification by XLLC. XLLC shall defend, indemnify and hold harmless TP, Acuitas, Crede, any of their respective members, managers, directors, officers, employees, agents and affiliates and their respective stockholders, members, partners, directors, officers, employees and agents (the “Acuitas Indemnified Parties” and, together with the XLLC Indemnified Party, the “Indemnified Parties”) from and against all Losses, arising from or relating to:

(a)       any inaccuracy in or breach of any of the representations or warranties of XLLC contained in Article IV of this Agreement or any Transaction Document to be delivered hereunder; or

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by XLLC pursuant to this Agreement or any Transaction Document to be delivered hereunder, in each case, to the extent performance or fulfillment thereof is required by its terms to be accomplished after the Closing.

6.04       Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the other Party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

6.05       Limitations on Liability.

(a)       Notwithstanding anything to the contrary contained herein, an Indemnifying Party shall not have any obligation under Section 6.02 unless and until (i) the Losses incurred by the XLLC Indemnified Parties or the Acuitas Indemnified Party, as the case may be, with respect to any matter or series of related matters for which indemnification is to be provided under Section 6.02(a) or 6.02(b) as applicable, exceed $100,000, in which case the Indemnifying Party shall be liable for all Losses with respect to such matter or matters, including the first $100,000 (subject to all other applicable requirements and limitations herein).

(b)       Notwithstanding anything to the contrary contained herein, (i) in no event shall the aggregate liability of an Indemnifying Party under Section 6.02 exceed $1,000,000 and (ii) in no event shall the aggregate liability of an Indemnifying Party under this Agreement exceed the proceeds actually received by such party pursuant to this Agreement.

(c)       Each Indemnified Party shall use reasonable efforts to mitigate all Losses for which such Indemnified Party is or may be entitled to indemnification hereunder. If any Losses sustained by an Indemnified Party are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), the applicable Indemnifying Party shall cause such Indemnified Party to use reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. If any Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified with respect to such Losses under this Article VI, the payment under this Article VI with respect to such Losses shall be reduced by the amount of such insurance proceeds or indemnity, contribution or similar payments, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery. If an Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after any Indemnified Party is indemnified with respect to some or all of such Losses, XLLC or Acuitas, as the case may be, shall pay or shall cause such Indemnified Party to pay to Acuitas or XLLC, as the case may be, the lesser of (i) the amount of such insurance proceeds or indemnity, contribution or similar payment, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery and (ii) the aggregate amount paid by Acuitas or XLLC to all applicable Indemnified Parties with respect to such Losses.

(d)       Notwithstanding anything to the contrary set forth herein, in no event shall any party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include indirect, expectation, incidental, special or consequential damages, lost profits or revenues, business interruption, exemplary or punitive damages or diminution in value and, in particular and without limiting the generality of the foregoing, no “multiple of earnings” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.

6.06       Exclusion of Other Remedies. The Parties agree that, from and after the Closing Date, the indemnification and reimbursement obligations of the Parties set forth in this Article VI shall constitute the sole and exclusive remedies of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released to the fullest extent permitted by applicable law; provided, however, that nothing in this Section 6.06 shall limit any Person’s right to (i) seek and obtain any equitable relief to which any Person shall be entitled or (ii) seek any remedy on account of knowing and intentional common law fraud by any Party in the making of the representations and warranties set forth in this Agreement.

ARTICLE VII

MISCELLANEOUS

7.01       Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

7.02       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Acuitas or Crede:	Acuitas Group Holdings, LLC 2120 Colorado Avenue, #230 Santa Monica, California 90404 Facsimile: 310-444-4321 E-mail: Terren@acuitasGH.com Attention: Terren Peizer

with a copy to:	Greenberg Traurig, LLP 77 W. Wacker Dr., Suite 3100 Chicago, Illinois 60601 Email: liebermanp@gtlaw.com; singerbr@gtlaw.com Attention: Peter H. Lieberman and Brian R. Singer

If to XLLC or RE:	X, LLC 433 N. Camden Drive, Suite 600 Beverly Hills, California 90210 E-mail: ramy@xllc.com Attention: Ramy El-Batrawi

with a copy to:	Withers Bergman LLP 1925 Century Park East, Suite 400 Los Angeles, California 90067 Facsimile: 310-277-9935 E-mail: barry.brust@withersworldwide.com Attention: Barry A. Brust

7.03       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.04       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

7.05       Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter (including, without limitation, the Prior Agreement). In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

7.06       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

7.07       No Third-party Beneficiaries. Except as provided in Article VI with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.08       Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

7.09       Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.10       Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

7.11       Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of California in each case located in the City of Los Angeles and the County of Los Angeles, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

7.12       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH OF THE PARTIES HERETO KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR RELATED HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THE SUBJECT TRANSACTIONS.

7.13       Attorneys’ Fees. In the event of a dispute between the Parties arising out of or in connection with this Agreement, the prevailing Party shall be entitled to recover reasonable out-of-pocket attorneys’ fees, including appellate fees.

7.14       Independent Advice. Each of the Parties has received independent legal advice from legal counsel of its choice with respect to the advisability of entering into this Agreement and its terms or has knowingly and voluntarily waived its right to do so. The terms of this Agreement are the result of mutual negotiations between the Parties, and the provisions of this Agreement shall be interpreted and construed in accordance with their fair meanings, and not strictly for or against either Party, regardless of which Party may have drafted this Agreement or any specific provision.

7.15       Brokerage Fees or Commissions; Transfer Taxes. Each Party hereto shall be responsible for his or its own brokerage fees and commissions, if any, in connection with (a) the indirect sale, purchase and transfer of the Aircraft, (b) the sale, purchase and transfer of the NewCo Interests, and (c) the sale, purchase and transfer of the Purchased Securities, pursuant to this Agreement and shall indemnify and hold the other Party harmless from and against any third party claims to brokerage fees or commissions arising from the conduct of the Party upon which any such claims may be based. XLLC, on the one hand, and Acuitas and Crede, on the other hand, shall each pay 50% of any sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and any similar taxes arising out of or in connection with the transactions contemplated by this Agreement, and shall reasonably cooperate with each other in the preparation and filing of any necessary documentation and tax returns with respect to such taxes.

7.16       Injunctive Relief. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

7.17       Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.18       Non-Recourse. Notwithstanding anything to the contrary contained herein, (a) all claims, counter-claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) Acuitas, Crede or XLLC, as the case may be, (b) no Person other than Acuitas (including without limitation any Non-Recourse Party of Acuitas), Crede (including without limitation any Non-Recourse Party of Crede) or XLLC (including without limitation any Non-Recourse Party of XLLC), as the case may be, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, counter-claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, (c) to the maximum extent permitted by applicable law, XLLC, on behalf of itself and its affiliates (including, after the Closing, NewCo) and the directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of each of the foregoing, hereby waives and releases all such liabilities, claims, counter-claims, causes of action and obligations against any such Non-Recourse Party of Acuitas and any such Non-Recourse Party of Crede (d) to the maximum extent permitted by applicable law, Acuitas and Crede, each, on behalf of itself and its affiliates and the directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of each of the foregoing, hereby waives and releases all such liabilities, claims, counter-claims, causes of action and obligations against any such Non-Recourse Party of XLLC, (e) without limiting the foregoing, to the maximum extent permitted by applicable law, XLLC, on behalf of itself and its affiliates (including, after the Closing, NewCo) and the directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of each of the foregoing, (i) hereby waives and releases any and all rights, claims, counter-claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of Acuitas or Crede or otherwise impose liability of Acuitas or Crede on any Non-Recourse Party of Acuitas or any Non-Recourse Party of Crede, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise and (ii) disclaims any reliance upon any Non-Recourse Party of Acuitas or any Non-Recourse Party of Crede with respect to entering into, or the performance of, this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement, and (f) without limiting the foregoing, to the maximum extent permitted by applicable law, Acuitas and Crede, each, on behalf of itself and its affiliates and the directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of each of the foregoing, (i) hereby waives and releases any and all rights, claims, counter-claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of XLLC or otherwise impose liability of XLLC on any Non-Recourse Party of XLLC, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise and (ii) disclaims any reliance upon any Non-Recourse Party of XLLC with respect to entering into, or the performance of, this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. For purposes of this Agreement, “Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, affiliates, members, managers, general or limited partners or assignees or successors (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, affiliate, member, manager, general or limited partner or assignee or successor of any of the foregoing). The foregoing does not apply to the obligations of RE under Section 5.01 hereof and does not apply to the guaranty by RE.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CREDE CAPITAL GROUP, LLC

By:	/s/ Terren S. Peizer
Name:	Terren S. Peizer
Title:	Chief Executive Officer

ACUITAS GROUP HOLDINGS, LLC

By:	/s/ Terren S. Peizer
Name:	Terren Peizer
Title:	Chairman and Chief Executive Officer

CREDE CAPITAL LLC

By: Crede Capital Group, LLC Its: Manager

By:	/s/ Terren S. Peizer
Name:	Terren S. Peizer
Title:	Chief Executive Officer

X, LLC

By:	/s/ Ramy El-Batrawi
Name:	Ramy El-Batrawi
Title:	Managing Member

RE

/s/ Ramy El-Batrawi
Ramy El-Batrawi, individually, solely for purposes of Section 5.01

[Signature Page to Amended and Restated Purchase and Sale Agreement]